Exhibit 99.1

Morgan Stanley Smith Barney Kaiser I, LLC Financial Statements with Report of Independent Registered Public Accounting Firm For the Years Ended December 31, 2011, 2010 and 2009

THE ENCLOSED TRADING COMPANY FINANCIAL STATEMENTS AND FOOTNOTE DISCLOSURE ARE PRESENTED PURSUANT TO REGULATION S-X.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of Morgan Stanley Smith Barney Kaiser I, LLC:

We have audited the accompanying statements of financial condition of Morgan Stanley Smith Barney Kaiser I, LLC (the “Trading Company”), including the condensed schedules of investments, as of December 31, 2011 and 2010, and the related statements of income and expenses and changes in members’ capital for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Trading Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Trading Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Trading Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Morgan Stanley Smith Barney Kaiser I, LLC as of December 31, 2011 and 2010, and the results of its operations and changes in its members’ capital for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York

March 23, 2012

Morgan Stanley Smith Barney Kaiser I, LLC

Statements of Financial Condition

	December 31,
	2011	2010
	$	$
ASSETS
Trading Equity:
Unrestricted cash	27,382,013	39,952,535
Restricted cash	279,923	278,787

Total cash	27,661,936	40,231,322

Net unrealized gain on open contracts	126,207	13,427

Total Trading Equity	27,788,143	40,244,749
Contributions receivable	—	6,819

Total Assets	27,788,143	40,251,568

LIABILITIES AND MEMBERS’ CAPITAL
LIABILITIES
Accrued management fees	46,048	66,605
Accrued administrative fees	8,058	11,656
Withdrawals payable	—	148,438
Accrued incentive fee	—	10,401

Total Liabilities	54,106	237,100

MEMBERS’ CAPITAL
Non-Managing Members	27,734,037	40,014,468

Total Members’ Capital	27,734,037	40,014,468

Total Liabilities and Members’ Capital	27,788,143	40,251,568

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Smith Barney Kaiser I, LLC

Statements of Income and Expenses

	For the Years Ended December 31,
	2011	2010	2009
	$	$	$
INVESTMENT INCOME (LOSS)
Interest income	(28,223)	(7,188)	4,742

EXPENSES
Management fees	767,274	848,952	818,704
Administrative fees	134,273	148,567	143,273
Brokerage, clearing and transaction fees	91,808	137,133	111,811
Incentive fees	—	10,401	8,230

Total Expenses	993,355	1,145,053	1,082,018

NET INVESTMENT LOSS	(1,021,578)	(1,152,241)	(1,077,276)

TRADING RESULTS
Trading profit (loss):
Net Realized	(1,210,865)	2,969,108	(1,166,226)
Net change in unrealized	112,780	20,534	(34,043)

Total Trading Results	(1,098,085)	2,989,642	(1,200,269)

NET INCOME (LOSS)	(2,119,663)	1,837,401	(2,277,545)

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Smith Barney Kaiser I, LLC

Condensed Schedule of Investments

December 31, 2011

Futures and Forward Contracts Purchased	Net unrealized gain/(loss) on open contracts	% of Members’ Capital
	$
Foreign currency	1,694	0.01
Interest rate	104,184	0.38

Total Futures and Forward Contracts Purchased	105,878	0.39

Futures and Forward Contracts Sold
Equity	(3,838)	(0.01)
Foreign currency	21,006	0.07

Total Futures and Forward Contracts Sold	17,168	0.06

Unrealized Currency Gain	3,161	0.01

Net fair value	126,207	0.46

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Smith Barney Kaiser I, LLC

Condensed Schedule of Investments

December 31, 2010

Futures and Forward Contracts Purchased	Net unrealized gain/(loss) on open contracts	% of Members’ Capital
	$
Commodity	16,120	0.04
Equity	36,247	0.09
Foreign currency	3,145	0.01

Total Futures and Forward Contracts Purchased	55,512	0.14

Futures and Forward Contracts Sold
Commodity	(2,720)	(0.01)
Foreign currency	(3,176)	(0.01)
Interest rate	(6,356)	(0.01)

Total Futures and Forward Contracts Sold	(12,252)	(0.03)

Unrealized Currency Loss	(29,833)	(0.07)

Net fair value	13,427	0.04

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Smith Barney Kaiser I, LLC

Statements of Changes in Members’ Capital

For the Years Ended December 31, 2011, 2010 and 2009

	Managing	Non-Managing
	Member	Members	Total
	$	$	$
Members’ Capital, December 31, 2008	—	38,699,457	38,699,457
Capital Contributions	—	16,548,750	16,548,750
Net Loss	—	(2,277,545)	(2,277,545)
Capital Withdrawals	—	(10,112,741)	(10,112,741)

Members’ Capital, December 31, 2009	—	42,857,921	42,857,921
Capital Contributions	—	2,870,555	2,870,555
Net Income	—	1,837,401	1,837,401
Capital Withdrawals	—	(7,551,409)	(7,551,409)

Members’ Capital, December 31, 2010	—	40,014,468	40,014,468
Capital Contributions	—	6,925,138	6,925,138
Net Loss	—	(2,119,663)	(2,119,663)
Capital Withdrawals	—	(17,085,906)	(17,085,906)

Members’ Capital, December 31, 2011	—	27,734,037	27,734,037

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Smith Barney Kaiser I, LLC

Notes to Financial Statements

1.	Organization

Morgan Stanley Smith Barney Kaiser I, LLC (“Kaiser I, LLC” or the “Trading Company”) was formed on April 4, 2007, as a Delaware limited liability company under the Delaware Limited Liability Company Act (the “Act”), to facilitate investments by Morgan Stanley Smith Barney managed futures funds. The Trading Company commenced operations on August 1, 2007. Ceres Managed Futures LLC (“Ceres” or the “Trading Manager”) is the trading manager of the Trading Company. Ceres has retained Kaiser Trading Group Pty. Ltd. (“Kaiser” or the “Trading Advisor”) to engage in the speculative trading of commodities, domestic and foreign commodity futures contracts, forward contracts, foreign exchange commitments, options on physical commodities and on futures contracts, spot (cash) commodities and currencies, exchange of futures contracts for physicals transactions, exchange of physicals for futures contracts transactions, and any rights pertaining thereto (collectively, “Futures Interests”) (refer to Note 5. Financial Instruments) on behalf of the Trading Company. Each member (each investor in the Trading Company, a “Member”) invests its assets in the Trading Company, which allocates substantially all of its assets in the trading program of Kaiser, an unaffiliated commodity trading advisor registered with the Commodity Futures Trading Commission (“CFTC”), which makes investment decisions for the Trading Company. As of December 31, 2011, LV Futures Fund L.P. (formerly, Managed Futures Profile LV, L.P.) (a Delaware limited partnership), Meritage Futures Fund L.P. (formerly, Managed Futures Profile MV L.P.) (a Delaware limited partnership), and Managed Futures Strategic Alternatives, L.P. (a Delaware limited partnership) were the Members of the Trading Company.

Ceres is a wholly-owned subsidiary of Morgan Stanley Smith Barney Holdings LLC (“MSSBH”). MSSBH is majority-owned indirectly by Morgan Stanley and minority-owned indirectly by Citigroup Inc.

The non-clearing commodity broker for the Trading Company is Morgan Stanley Smith Barney LLC (“MSSB”), a subsidiary of MSSBH. The clearing commodity broker for the Trading Company is Newedge USA, LLC (formerly, Newedge Financial Inc.) (“Newedge”). Newedge also acts as the counterparty on all trading of foreign currency forward contracts, including options on such contracts. The Trading Company maintains separate clearing accounts with Newedge, where the Trading Company’s futures, options and foreign currency forward positions and margin funds related thereto are held.

Morgan Stanley Smith Barney Kaiser I, LLC

Notes to Financial Statements (continued)

1.	Organization (cont’d)

Effective October 31, 2011, State Street Bank and Trust Company (“State Street”) ceased to serve as the administrator to the Trading Company. Effective November 1, 2011, the administrative services previously provided by State Street are provided by MSSB. Administrative fees are paid by the Trading Company to Ceres for such services provided by MSSB.

2.	Summary of Significant Accounting Policies

Use of Estimates — The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates and the differences could be material.

Valuation — Futures Interests are open commitments until the settlement date, at which time they are realized. They are valued at fair value, generally on a daily basis, and the unrealized gains and losses on open contracts (the difference between contract trade price and market price) are reported in the Statements of Financial Condition as net unrealized gains or losses on open contracts. The resulting net change in unrealized gains and losses is reflected in the net change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of Income and Expenses. The fair value of exchange-traded futures, options and forwards contracts is determined by the various futures exchanges, and reflects the settlement price for each contract as of the close of business on the last business day of the reporting period. The fair value of foreign currency forward contracts is extrapolated on a forward basis from the spot prices quoted as of approximately 3:00 P.M. (E.T.) of the last business day of the reporting period from various exchanges. The fair value of non-exchange-traded foreign currency option contracts is calculated by applying an industry standard model application for options valuation of foreign currency options, using as inputs the spot prices, interest rates, and option implied volatilities quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period.

Morgan Stanley Smith Barney Kaiser I, LLC

Notes to Financial Statements (continued)

2.	Summary of Significant Accounting Policies (cont’d)

Revenue Recognition — Monthly, Newedge credits the Trading Company with interest income on 100% of its average daily funds held at Newedge. Assets deposited with Newedge as margin will be credited with interest income at a rate approximately equivalent to what Newedge pays or charges other customers on such assets deposited as margin. Assets not deposited as margin with Newedge will be credited with interest income at the rate equal to the monthly average of the 4-week U.S. Treasury bill discount rate less 0.15% during such month but in no event less than zero. For purposes of such interest payments, net assets do not include monies owed to the Trading Company on Futures Interests.

Fair Value of Financial Instruments — The fair value of the Trading Company’s assets and liabilities that qualify as financial instruments under the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC” or the “Codification”), approximates the carrying amount presented in the Statements of Financial Condition.

Foreign Currency Transactions and Translation — The Trading Company’s functional currency is the U.S. dollar; however, the Trading Company may transact business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rate in effect at the date of the Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. The effects of changes in foreign currency exchange rates on investments are not segregated in the Statements of Income and Expenses from the changes in market price of those investments, but are included in the realized gain/loss and unrealized trading profit (loss) in the Statements of Income and Expenses.

Members’ Capital — The Members’ Capital of the Trading Company is equal to the total assets of the Trading Company (including, but not limited to, all cash and cash equivalents, accrued interest, and the fair value of all open Futures Interests contract positions and other assets) less all liabilities (including, but not limited to, management fees, incentive fees, and extraordinary expenses), determined in accordance with U.S. GAAP.

Morgan Stanley Smith Barney Kaiser I, LLC

Notes to Financial Statements (continued)

2.	Summary of Significant Accounting Policies (cont’d)

Trading Equity — The Trading Company’s asset “Trading Equity,” reflected on the Statements of Financial Condition, consists of (a) cash on deposit with Newedge, a portion of which is used as margin for trading; (b) net unrealized gains or losses on futures and forward contracts, which are fair valued and calculated as the difference between original contract value and fair value; and, if any, (c) options purchased at fair value. Options written at fair value, if any, are recorded in “Liabilities”.

The Trading Company, in its normal course of business, enters into various contracts with Newedge acting as its commodity brokers. Pursuant to the brokerage agreement with Newedge, to the extent that such trading results in unrealized gains or losses, these amounts are offset for the Trading Company and are reported on a net basis on the Statements of Financial Condition.

The Trading Company has offset its fair value amounts recognized for forward contracts executed with the same counterparty as allowable under the terms of its master netting agreement with Newedge, as the counterparty on such contracts. The Trading Company has consistently applied its right to offset.

Restricted and Unrestricted Cash — The cash held by the Trading Company is on deposit with Newedge in futures interests trading accounts to meet margin requirements as needed. As reflected on the Trading Company’s Statements of Financial Condition, restricted cash equals the cash portion of assets on deposit to meet margin requirements plus the cash required to offset unrealized losses on foreign currency forwards and options contracts. All of these amounts are maintained in separate accounts. Cash that is not classified as restricted cash is therefore classified as unrestricted cash.

Brokerage, Clearing and Transaction Fees — The Trading Company accrues and pays brokerage, clearing and transaction fees to Newedge. Brokerage fees and transaction costs are paid as they are incurred on a half-turn basis at 100% of the rates Newedge charges retail commodity customers and parties that are not clearinghouse members. In addition, the Trading Company pays transactional and clearing fees as they are incurred.

Administrative Fee — The Trading Company accrues and pays Ceres a monthly fee to cover all administrative and operating expenses (the “Administrative Fee”). The monthly Administrative Fee is equal to 1/12 of 0.35% (a 0.35% annual rate) of the beginning of the month Members’ Capital of the Trading Company.

Morgan Stanley Smith Barney Kaiser I, LLC

Notes to Financial Statements (continued)

2.	Summary of Significant Accounting Policies (cont’d)

Capital Contributions — Capital contributions by the Members may be made monthly pending Ceres’ approval. Such capital contributions will increase each contributing Member’s pro rata share of the Trading Company’s Members’ Capital.

Capital Withdrawals — Each Member may withdraw all or a portion of its capital as of the first day of each month at the final net asset value of the last day of the immediately preceding month. The request for withdrawal must be received in writing by the Trading Manager at least three business days prior to the end of such month. Such capital withdrawals will decrease each withdrawing Member’s pro rata share of the Trading Company’s Members’ Capital. Ceres may require the withdrawal of a capital account under certain circumstances, as defined in the operating agreement.

Distributions — Distributions, other than capital withdrawals, are made on a pro rata basis at the sole discretion of Ceres. No distributions have been made to date. Ceres does not intend to make any distributions of the Trading Company’s profits.

Income Taxes — No provision for income taxes has been made in the accompanying financial statements, as Members are individually responsible for reporting income or loss based upon their pro rata share of the Trading Company’s revenue and expenses for income tax purposes. The Trading Company files U.S. federal and state tax returns.

The guidance issued by the FASB on income taxes, clarifies the accounting for uncertainty in income taxes recognized in the Trading Company’s financial statements, and prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken. The Trading Company has concluded that there were no significant uncertain tax positions that would require recognition in the financial statements as of December 31, 2011 and 2010. If applicable, the Trading Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in other expenses in the Statements of Income and Expenses. Generally, the 2008 through 2011 tax years remain subject to examination by U.S. federal and most state tax authorities. No income tax returns are currently under examination.

Dissolution of the Trading Company — The Trading Company shall be dissolved upon the first of the following events to occur:

(1)	The sole determination of Ceres; or

(2)	The written consent of the Members holding not less than a majority interest in capital with or without cause; or

(3)	The occurrence of any other event that causes the dissolution of the limited liability company under the Act.

Morgan Stanley Smith Barney Kaiser I, LLC

Notes to Financial Statements (continued)

2.	Summary of Significant Accounting Policies (cont’d)

Statement of Cash Flows — The Trading Company is not required to provide a Statement of Cash Flows.

Other Pronouncements

In December 2011, the FASB issued Accounting Standards Update (“ASU”) 2011-11, “Disclosures about Offsetting Assets and Liabilities” which creates a new disclosure requirement about the nature of an entity’s rights of setoff and the related arrangements associated with its financial instruments and derivative instruments. Entities are required to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. The objective of this disclosure is to facilitate comparison between those entities that prepare their financial statements on the basis of U.S. GAAP and those entities that prepare their financial statements on the basis of International Financial Reporting Standards (“IFRS”). The disclosure requirements are effective for annual reporting periods beginning on or after January 1, 2013 for public entities. The Trading Company should also provide the disclosures retrospectively for all comparative periods presented. The Trading Company is currently evaluating the impact that the pronouncement would have on the financial statements.

In October 2011, the FASB issued a proposed ASU intended to improve and converge financial reporting by setting forth consistent criteria for determining whether an entity is an investment company. Under longstanding U.S. GAAP, investment companies carry all of their investments at fair value, even if they hold a controlling interest in another company. The primary changes being proposed by the FASB relate to which entities would be considered investment companies as well as certain disclosure and presentation requirements. In addition to the changes to the criteria for determining whether an entity is an investment company, the FASB also proposes that an investment company consolidate another investment company if it holds a controlling financial interest in the entity. The Trading Company will evaluate the impact that this proposed update would have on the financial statements once the pronouncement is issued.

In May 2011, the FASB issued ASU 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS.” The amendments within this ASU change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements to eliminate unnecessary wording differences between U.S. GAAP and IFRS. However, some of the amendments clarify the FASB’s intent about the application of existing fair value measurement requirements and other amendments that change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. The ASU is effective for annual periods beginning after December 15, 2011 for public entities. This new guidance is not expected to have a material impact on the Trading Company’s financial statements.

Morgan Stanley Smith Barney Kaiser I, LLC

Notes to Financial Statements (continued)

3.	Related Party Transactions

The Trading Company pays Administrative Fee to Ceres as described in Note 2 (Summary of Significant Accounting Policies).

4.	Trading Advisor

Ceres retains Kaiser to make all trading decisions for the Trading Company.

Fees paid to Kaiser by the Trading Company consist of a management fee and an incentive fee as follows:

Management Fees — The Trading Company accrues and pays Kaiser a monthly management fee based on a percentage of Members’ Capital as described in the advisory agreement among the Trading Company, Ceres, and Kaiser.

Incentive Fee — The Trading Company pays Kaiser a quarterly incentive fee equal to 20% of the New Trading Profits earned by each Member. Such fee is accrued on a monthly basis, but is not payable until the end of each calendar quarter.

New Trading Profits represent the amount by which profits from Futures Interests trading exceed losses after management fees, brokerage, clearing and transaction costs, and administrative fees are deducted. When Kaiser experiences losses with respect to the Members’ Capital as of the end of a calendar quarter, Kaiser must recover such losses before it is eligible for an incentive fee in the future. Cumulative trading losses are reduced for capital withdrawn from the Trading Company.

5.	Financial Instruments

The Trading Advisor trades Futures Interests on behalf of the Trading Company. Futures and forwards represent contracts for delayed delivery of an instrument at a specified date and price. Risk arises from changes in the value of these contracts and the potential inability of counterparties to perform under the terms of the contracts. There are numerous factors which may significantly influence the fair value of these contracts, including interest rate volatility.

Morgan Stanley Smith Barney Kaiser I, LLC

Notes to Financial Statements (continued)

5.	Financial Instruments (cont’d)

The fair value of exchange-traded contracts is based on the settlement price quoted by the exchange on the day with respect to which fair value is being determined. If an exchange-traded contract could not have been liquidated on such day due to the operation of daily limits or other rules of the exchange, the settlement price will be equal to the settlement price on the first subsequent day on which the contract could be liquidated. Off-exchange-traded contracts are fair valued as discussed in Note 2.

The Trading Company’s contracts are accounted for on a trade-date basis. A derivative is defined as a financial instrument or other contract that has all three of the following characteristics:

(1)	a) One or more “underlyings” and b) one or more “notional amounts” or payment provisions or both;

(2)	Requires no initial net investment or a smaller initial net investment than would be required for other types of contracts that would be expected to have a similar response relative to changes in market factors; and

(3)	Terms that require or permit net settlement.

Generally, derivatives include futures, forward, swaps or options contracts, and other financial instruments with similar characteristics such as caps, floors, and collars.

The net unrealized gains (losses) on open contracts at December 31, reported as a component of “Trading Equity” on the Statements of Financial Condition, and their longest contract maturities were as follows:

	Net Unrealized Gains/(Losses) on Open Contracts			Longest Maturities
Year	Exchange-Traded	Off-Exchange-Traded	Total	Exchange-Traded	Off-Exchange-Traded
	$	$	$
2011	103,506	22,701	126,207	Mar. 2012	Jan. 2012
2010	13,458	(31)	13,427	Mar. 2011	Jan. 2011

6.	Investment Risk

The Members’ investments in the Trading Company expose the Members to various types of risks that are associated with Futures Interests trading and markets in which the Trading Company invests. The significant types of financial risks which the Trading Company is exposed to are market risk, liquidity risk, and counterparty credit risk.

Morgan Stanley Smith Barney Kaiser I, LLC

Notes to Financial Statements (continued)

6.	Investment Risk (cont’d)

The rapid fluctuations in the market prices of Futures Interests and changes in interest rates in which the Trading Company invests make the Members’ investments volatile. If Kaiser incorrectly predicts the direction of prices in the Futures Interests and changes in interest rates in which it invests, large losses may occur.

Illiquidity in the markets in which the Trading Company invests may cause less favorable trade prices. Although Kaiser will generally purchase and sell actively traded contracts where last trade price information and quoted prices are readily available, the prices at which a sale or purchase occur may differ from the prices expected because there may be a delay between receiving a quote and executing a trade, particularly in circumstances where a market has limited trading volume and prices are often quoted for relatively limited quantities.

The credit risk on Futures Interests arises from the potential inability of counterparties to perform under the terms of the contracts. The Trading Company has credit risk because Newedge acts as the commodity broker and the counterparty with respect to most of the Trading Company’s assets. The Trading Company’s exposure to credit risk associated with counterparty nonperformance is typically limited to the cash deposits with, or other form of collateral held by, the counterparty. The Trading Company’s assets deposited with Newedge are segregated or secured in accordance with the Commodity Exchange Act and the regulations of the CFTC and are expected to be largely held in non-interest bearing bank accounts at a U.S. bank or banks, but may also be invested in any other instruments approved by the CFTC for investment of customer funds. Exchange-traded futures, exchange-traded forward, and exchange-traded futures-styled options contracts are marked to market on a daily basis, with variations in value settled on a daily basis. With respect to the Trading Company’s off-exchange-traded forward currency contracts and forward currency options contracts, there are no daily settlements of variation in value, nor is there any requirement that an amount equal to the net unrealized gains (losses) on such contracts be segregated. However, the Trading Company is required to meet margin requirements equal to the net unrealized loss on open forward currency contracts in the Trading Company accounts with the counterparty, which is accomplished by daily maintenance of the cash balance in a custody account held with Newedge. The Trading Company had total cash and unrealized on exchange-traded contracts with Newedge, acting as a commodity broker for the Trading Company’s trading of Futures Interests, totaling $27,765,442 and $40,244,780 at December 31, 2011 and 2010, respectively. With respect to those off-exchange-traded forward currency contracts, including options on such contracts, the Trading Company is at risk to the ability of Newedge, the sole counterparty on all such contracts, to perform. The Trading Company has a netting agreement with Newedge. The agreement, which seeks to reduce both the Trading Company’s and the counterparty’s exposure on off-exchange-traded forward currency contracts, including options on such contracts, should materially decrease the Trading Company’s credit risk in the event of Newedge’s bankruptcy or insolvency.

Morgan Stanley Smith Barney Kaiser I, LLC

Notes to Financial Statements (continued)

7.	Derivatives and Hedging

The Trading Company’s objective is to profit from speculative trading in Futures Interests. Therefore, the Trading Advisor for the Trading Company will take speculative positions in Futures Interests where it feels the best profit opportunities exist for its trading strategy. As such, the average number of contracts outstanding in absolute quantity (the total of the open long and open short positions) has been presented as a part of the volume disclosure, as position direction is not an indicative factor in such volume disclosures. In regards to foreign currency forward trades, each notional quantity amount has been converted to an equivalent contract based upon an industry convention.

The following tables summarize the valuation of the Trading Company’s investments as of December 31, 2011 and 2010, respectively.

The Effect of Trading Activities on the Statements of Financial Condition as of December 31, 2011 and 2010:

December 31, 2011

Futures and Forward Contracts	Long Unrealized Gain	Long Unrealized Loss	Short Unrealized Gain	Short Unrealized Loss	Net Unrealized Gain/(Loss)	Average number of contracts outstanding for the year (absolute quantity)
	$	$	$	$	$
Commodity	—	—	—	—	—	31
Equity	—	—	12,960	(16,798)	(3,838)	82
Foreign currency	14,476	(12,782)	21,006	—	22,700	366
Interest rate	104,184	—	—	—	104,184	150

Total	118,660	(12,782)	33,966	(16,798)	123,046

Unrealized currency gain					3,161

Total net unrealized gain on open contracts					126,207

		Average number of contracts outstanding for the year (absolute quantity)
Option Contracts at Fair Value	$
Options purchased	—	3

Morgan Stanley Smith Barney Kaiser I, LLC

Notes to Financial Statements (continued)

7.	Derivatives and Hedging (cont’d)

December 31, 2010

Futures and Forward Contracts	Long Unrealized Gain	Long Unrealized Loss	Short Unrealized Gain	Short Unrealized Loss	Net Unrealized Gain/(Loss)	Average number of contracts outstanding for the year (absolute quantity)
	$	$	$	$	$
Commodity	16,120	—	—	(2,720)	13,400	43
Equity	38,832	(2,585)	—	—	36,247	152
Foreign currency	9,548	(6,403)	—	(3,176)	(31)	361
Interest rate	—	—	—	(6,356)	(6,356)	206

Total	64,500	(8,988)	—	(12,252)	43,260

Unrealized currency loss					(29,833)

Total net unrealized gain on open contracts					13,427

The following tables summarize the net trading results of the Trading Company for the years ended December 31, 2011, 2010 and 2009, respectively.

The Effect of Trading Activities on the Statements of Income and Expenses for the year ended December 31, 2011 included in Total Trading Results:

Type of Instrument	$
Commodity	162,088
Equity	(756,791)
Foreign currency	8,184
Interest rate	(544,560)
Unrealized currency gain	32,994

Total	(1,098,085)

Line Items on the Statements of Income and Expenses for the year ended December 31, 2011:

Trading Results	$
Net Realized	(1,210,865)
Net change in unrealized	112,780

Total Trading Results	(1,098,085)

Morgan Stanley Smith Barney Kaiser I, LLC

Notes to Financial Statements (continued)

7.	Derivatives and Hedging (cont’d)

The Effect of Trading Activities on the Statements of Income and Expenses for the year ended December 31, 2010 included in Total Trading Results:

Type of Instrument	$
Commodity	579,524
Equity	1,028,471
Foreign currency	(429,483)
Interest rate	1,751,152
Unrealized currency gain	59,978

Total	2,989,642

Line Items on the Statements of Income and Expenses for the year ended December 31, 2010:

Trading Results	$
Net Realized	2,969,108
Net change in unrealized	20,534

Total Trading Results	2,989,642

The Effect of Trading Activities on the Statements of Income and Expenses for the year ended December 31, 2009 included in Total Trading Results:

Type of Instrument	$
Commodity	(1,407,443)
Equity	37,205,466
Foreign currency	(810,279)
Interest rate	(36,138,405)
Unrealized currency loss	(49,608)

Total	(1,200,269)

Line Items on the Statements of Income and Expenses for the year ended December 31, 2009:

Trading Results	$
Net Realized	(1,166,226)
Net change in unrealized	(34,043)

Total Trading Results	(1,200,269)

Morgan Stanley Smith Barney Kaiser I, LLC

Notes to Financial Statements (continued)

8.	Fair Value Measurements and Disclosures

Financial instruments are carried at fair value, which is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Assets and liabilities carried at fair value are classified and disclosed in the following three levels: Level 1 — unadjusted quoted market prices in active markets for identical assets and liabilities; Level 2 — inputs other than unadjusted quoted market prices that are observable for the asset or liability, either directly or indirectly (including unadjusted quoted market prices for similar investments, interest rates, credit risk); and Level 3 — unobservable inputs for the asset or liability (including the Trading Company’s own assumptions used in determining the fair value of investments).

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The Trading Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the investment.

The Trading Company’s assets and liabilities measured at fair value on a recurring basis are summarized in the following tables by the type of inputs applicable to the fair value measurements.

December 31, 2011	Unadjusted Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	$	$	$	$
Assets
Futures	117,143	—	n/a	117,143
Forwards	—	35,483	n/a	35,483

Total Assets	117,143	35,483	n/a	152,626

Liabilities
Futures	16,798	—	n/a	16,798
Forwards	—	12,782	n/a	12,782

Total Liabilities	16,798	12,782	n/a	29,580

Unrealized currency gain				3,161

* Net fair value	100,345	22,701	n/a	126,207

Morgan Stanley Smith Barney Kaiser I, LLC

Notes to Financial Statements (continued)

8.	Fair Value Measurements and Disclosures (cont’d)

December 31, 2010	Unadjusted Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	$	$	$	$
Assets
Futures	54,952	—	n/a	54,952
Forwards	—	9,548	n/a	9,548

Total Assets	54,952	9,548	n/a	64,500

Liabilities
Futures	11,661	—	n/a	11,661
Forwards	—	9,579	n/a	9,579

Total Liabilities	11,661	9,579	n/a	21,240

Unrealized currency loss				(29,833)

* Net fair value	43,291	(31)	n/a	13,427

*	This amount comprises of the “Net unrealized gain on open contracts” on the Statements of Financial Condition.

9.	Financial Highlights

The following ratios may vary for individual investors based on the timing of capital transactions during the year. Additionally, these ratios are calculated for the non-managing Members’ share of income, expenses and average net assets.

	For the Years Ended December 31,
	2011	2010	2009
RATIOS TO AVERAGE MEMBERS’ CAPITAL: (1)
Net Investment Loss	(2.66)%	(2.72)%	(2.63)%
Expenses before Incentive Fees	2.59%	2.67%	2.62%
Expenses after Incentive Fees	2.59%	2.70%	2.64%
Net Income (Loss)	(5.53)%	4.33%	(5.56)%
TOTAL RETURN BEFORE INCENTIVE FEES	(5.46)%	4.44%	(5.42)%
TOTAL RETURN AFTER INCENTIVE FEES	(5.46)%	4.42%	(5.42)%

(1)	The calculation is based on non-managing Members’ allocated income and expenses and average non-managing Members’ Capital.

Morgan Stanley Smith Barney Kaiser I, LLC

Notes to Financial Statements (concluded)

10.	Subsequent Events

Management performed its evaluation of subsequent events through March 23, 2012, and has determined that there were no subsequent events requiring adjustments or disclosure in the financial statements other than these disclosed below.

Effective January 1, 2012, Kaiser I, LLC, commenced utilizing Morgan Stanley & Co. LLC (formerly, Morgan Stanley & Co. Inc.) as its clearing commodity broker.